The Simply Good Foods Company Reports Fiscal Fourth Quarter
and Full Fiscal Year 2024 Financial Results and Provides Full Fiscal Year 2025 Outlook

Denver, CO, October 24, 2024 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the fourteen and fifty-three weeks ended August 31, 2024. The acquisition of Only What You Need, Inc. ("OWYN") was completed on June 13, 2024; therefore, the Company's fourth quarter and full fiscal year 2024 results include approximately eleven weeks of OWYN performance. The reference to "legacy" Simply Good Foods in this press release encompasses Simply Good Foods' business excluding OWYN.

Fourth Quarter Summary:(1)
•Net sales of $375.7 million versus $320.4 million
•Net income of $29.3 million versus $36.6 million
•Earnings per diluted share (“EPS”) of $0.29 versus $0.36
•Adjusted Diluted EPS(2) of $0.50 versus $0.45
•Adjusted EBITDA(3) $77.5 million versus $67.3 million
Full Fiscal Year 2025(3,4) Outlook:
•Net sales expected to increase 8.5% to 10.5%
–OWYN full fiscal year 2025 Net Sales expected to be in the $135-145 million range
•Adjusted EBITDA(3) expected to increase 4% to 6%
•The fifty-third week in the fiscal 2024 comparison year is about a 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in full year fiscal 2025 and is incorporated in the outlook above
•Assuming a comparable full year of OWYN results are included in fiscal 2024, as well as the exclusion of the fifty-third week in fiscal 2024, fiscal 2025 is expected to be in line with the Company's long-term algorithm; net sales growth in the 4-6% range and Adjusted EBITDA growth slightly greater than the net sales increase

"In fiscal 2024, the Simply Good Foods team delivered on our strategic initiatives driving solid retail takeaway gains that resulted in full year volume driven legacy(5) net sales growth of about 5% and an increase of Adjusted EBITDA of nearly 10%," said Geoff Tanner, President and Chief Executive Officer of the Company. "OWYN marketplace momentum was strong and the brand's fourth quarter net sales and earnings contribution to the Company's overall results was at the high end of our estimates. Fourth quarter legacy(5) net sales increased 8.1%, including the benefit of the extra week, and combined with solid cost controls, resulted in strong gross margin and total Company Adjusted EBITDA growth of 15%."

"In fiscal 2025, we will build on our existing capabilities to strengthen the position of our brands in the marketplace. We are increasing Quest chips capacity and anticipate that chips retail inventory levels will be back at normal levels by the end of the first quarter. This should position us for solid chips growth in the upcoming new year, new you season. While early, Quest bake shop products are doing well and in February we will launch the new Quest "Overload" bar, supported with strong advertising and marketing, that should improve our marketplace trends in this segment. Atkins revitalization plans are progressing as planned and the launch of core bar and shake innovation is tracking well. OWYN results continue to be strong, and the integration is proceeding as planned. We will continue to invest in our business and are committed to our vision of being a leader in the nutritional snacking category with brands that are well positioned to win over the near and long-term," Tanner concluded.

Fourth Quarter 2024 Results(1)

Net sales increased $55.3 million, or 17.2%, to $375.7 million. The OWYN acquisition closed on June 13, 2024, and was a 9.1 percentage point contribution to net sales growth. Legacy net sales increased 8.1%, including the extra week that was about a 7.7 percentage point benefit. Legacy North America net sales increased 8.8% driven by Quest, and the international business declined 12.3% compared to fourth quarter 2023.

Total Simply Good Foods fourth quarter retail takeaway(6) in the combined measured and unmeasured channels increased 8% driven by strong OWYN point-of-sales growth of about 80%. Legacy retail takeaway growth slightly moderated to approximately 4%, primarily due to temporary Quest chips capacity constraints.

Gross profit was $146.0 million for the fourth quarter of fiscal 2024, an increase of $25.5 million from the year ago period. The increase in gross profit was driven by lower legacy business ingredient and packaging costs, the inclusion of OWYN, and the extra week in the fiscal year. This was partially offset by a non-cash $3.2 million inventory purchase accounting step-up adjustment related to the OWYN acquisition. As a result, gross margin was 38.8%, a 120 basis points increase versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 90 basis points.

In the fourth quarter of fiscal 2024, the Company reported net income of $29.3 million compared to $36.6 million for the comparable period of fiscal 2023. Higher operating profit was offset by costs related to the OWYN acquisition.

Operating expenses of $98.1 million increased $33.4 million versus the comparable period of fiscal 2023. Selling and marketing expenses increased $10.0 million to $40.8 million primarily due to increased investments in marketing growth initiatives and the inclusion of OWYN. General and administrative ("G&A") expenses of $41.3 million increased $11.8 million compared to the year ago period primarily due to higher employee-related costs, stock-based compensation, corporate expenses and the inclusion of OWYN. Excluding stock-based compensation of $5.2 million, executive transition costs of $3.2 million, as well as integration and other non-recurring costs of $0.7 million, fourth quarter fiscal year 2024 G&A increased $8.7 million to $32.2 million.

In the fourth quarter of fiscal 2024, the Company incurred costs related to the OWYN acquisition of $11.8 million.

Net interest income and interest expense was $8.0 million, an increase of $1.6 million versus the fourth quarter of fiscal 2023. The interest expense component increase versus the year ago period is primarily driven by a higher debt balance due to the OWYN acquisition.

Adjusted EBITDA(3), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $77.5 million versus $67.3 million in the year ago period.

In the fourth quarter of fiscal 2024, the Company reported earnings per diluted share (“Diluted EPS”) of $0.29 versus $0.36 in the year ago period. The number of diluted weighted average total shares outstanding in the fourth quarter of fiscal 2024 were approximately 101.4 million versus 100.9 million in the year ago period.

Adjusted Diluted EPS(2), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.50 versus $0.45 in the year ago period.

Fifty-Three Weeks Ended August 31, 2024 vs. Fifty-Two Weeks Ended August 26, 2023(1)
•Net sales were $1,331.3 million versus $1,242.7 million
•Net income of $139.3 million versus $133.6 million
•Earnings per diluted share (“EPS”) of $1.38 versus $1.32
•Adjusted Diluted EPS(2) of $1.83 versus $1.63
•Adjusted EBITDA(3) of $269.1 million versus $245.6 million

Net sales increased $88.6 million, or 7.1%, to $1,331.3 million. The OWYN acquisition closed on June 13, 2024, and was a 2.4 percentage point contribution to net sales growth. Legacy net sales increased 4.8%, including the fifty-third week that was slightly less than a 2 percentage point benefit. Legacy North America net sales increased 4.9% driven by Quest and the international business declined 1.2%.

Gross profit was $511.6 million for the fifty-three weeks ended August 31, 2024, an increase of $58.1 million from the year ago period. The increase in gross profit was driven by lower legacy business ingredient and packaging costs, partially offset by a non-cash $3.2 million inventory purchase accounting step-up adjustment related to the OWYN acquisition. As a result, gross margin was 38.4%, a 190 basis point increase versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 20 basis points.

Net income was $139.3 million compared to $133.6 million for the comparable period of 2023. The increase was due to higher operating profit, including the benefit of the fifty-third week, partially offset by costs related to the OWYN acquisition.

Operating expenses of $305.1 million increased $56.6 million versus the comparable period of fiscal 2023. Selling and marketing expenses increased $24.4 million to $143.9 million primarily due to increased investments in marketing growth initiatives and the inclusion of OWYN. G&A expenses of $129.7 million increased $18.1 million compared to the year ago period primarily due to higher employee-related costs, stock-based compensation, corporate expenses and the inclusion of OWYN. Excluding stock-based compensation of $18.4 million, executive transition costs of $3.9 million, as well as integration costs and other non-recurring costs of $0.3 million, full fiscal year 2024 G&A increased $14.9 million to $107.1 million.

For the fifty-three weeks ended August 31, 2024, the Company incurred costs related to the OWYN acquisition of $14.5 million.

Net interest income and interest expense was $21.7 million, a decline of $7.2 million versus last year. The interest expense component decline was due to a lower term loan debt balance leading up to the June 13, 2024 close of the OWYN acquisition versus the year ago period.

Adjusted EBITDA(3), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $269.1 million versus $245.6 million in the year ago period.

For the full fiscal year 2024, the Company reported Diluted EPS of $1.38 versus $1.32 in the year ago period. The diluted weighted average total shares outstanding for the fifty-three weeks ended August 31, 2024 was approximately 101.3 million versus 100.9 million in the year ago period.

Adjusted Diluted EPS(2), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.83 versus $1.63 in the year ago period.

Balance Sheet and Cash Flow

Full fiscal year 2024 cash provided by operating activities was $215.7 million, an increase of about 26% versus the year ago period.

On June 13, 2024, the Company completed the OWYN Acquisition. Simply Good Foods funded the cash purchase price of $280.0 million, excluding post-closing purchase price adjustments and before transaction related fees, through a combination of cash on its balance sheet and an incremental borrowing of $250.0 million under its outstanding credit facility. The incremental $250.0 million term loan and the then outstanding $240.0 million term loan balance have an interest rate of SOFR plus a credit spread adjustment equal to 0.10% for one-month SOFR, 0.15% for up to three month SOFR and 0.25% for up to six-month SOFR, subject to a floor of 0.50%, plus 2.50% margin. The incremental portion of the term loan was priced to lenders at par.

For the fourteen and fifty-three weeks ended August 31, 2024, the Company repaid $90.0 million and $135.0 million, respectively, of its term loan debt, and at the end of the year, the outstanding principal balance was $400.0 million.

As of August 31, 2024, the Company had cash of $132.5 million and a trailing twelve-month Net Debt to Adjusted EBITDA ratio of 1.0x(7).

Outlook(4)

While early, retail takeaway is off to a good start and the Company expects to deliver on its fiscal year 2025 plans. The Company continues to execute against its strategic initiatives and is making investments in the business that management expects will strengthen its brands in the marketplace. OWYN integration work is well underway and progressing as planned.

The Company expects strong Quest and OWYN net sales and retail takeaway growth in fiscal year 2025 driven by greater velocity, increased distribution, innovation and marketing investments. The Company is pleased with the progress of the Atkins revitalization plan and remains focused on the ongoing plan in fiscal 2025, particularly packaging and reformulation. In addition, as discussed last quarter, the Company will also focus on optimizing and improving the ROI of Atkins' brand investments in fiscal 2025. The Company anticipates this will affect Atkins fiscal 2025 net sales and retail takeaway but believes this is necessary to ensure the brand remains a sustainable and profitable business over the long-term.

As discussed last quarter, in fiscal 2025, the Company expects input cost inflation. Solid productivity and cost savings initiatives are in place that are expected to partially offset these higher costs, however, given the unprecedented increase in the cost of select inputs the Company anticipates gross margin compression in fiscal 2025.

Therefore, the Company anticipates the following in fiscal 2025:

•Net Sales expected to increase 8.5% to 10.5%
–OWYN full fiscal year 2025 Net Sales expected to be in the $135-145 million range
•Adjusted EBITDA(3) expected to increase 4% to 6%
•The fifty-third week in fiscal 2024 comparison year is about a 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in full year fiscal 2025 and incorporated in the outlook above
•Assuming a comparable full year of OWYN results are included in fiscal 2024, as well as the exclusion of the fifty-third week in fiscal 2024, fiscal 2025 is expected to be in line with the Company's long-term algorithm; net sales growth in the 4-6% range and Adjusted EBITDA growth slightly greater than the net sales increase

___________________________________
(1) All comparisons for the fourth quarter ended August 31, 2024, versus the fourth quarter ended August 26, 2023.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2025, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(5) Legacy Simply Good Foods refers to performance of the combined Quest and Atkins brands
(6) Combined Quest, Atkins, and OWYN IRI MULO + C-store and Company unmeasured channel estimate for the 14-weeks ending September 1, 2024, vs. the comparable year ago period.
(7) Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by the Company's full fiscal year 2024 Adjusted EBITDA, as previously defined. The Company does not provide a forward-looking reconciliation of Net Debt to Adjusted EBITDA to Net Debt to Consolidated Net Income, the most directly comparable GAAP financial measures, expected for 2025, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, October 24, 2024, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through October 31, 2024, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13749310.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that is bringing nutritious snacking with ambitious goals to raise the bar on what food can be with trusted brands and innovative products. Our product portfolio consists primarily of protein bars, ready-to-drink (RTD) shakes, sweet and salty snacks, and confectionery products marketed under the Atkins, Quest, and OWYN brands. We are a company that aims to lead the nutritious snacking movement and is poised to expand our healthy lifestyle platform through innovation, organic growth, and investment opportunities in the snacking space. To learn more, visit http://www.thesimplygoodfoodscompany.com.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, our ability to achieve our estimates of OWYN’s net sales and Adjusted EBITDA and our anticipated synergies from the OWYN Acquisition, our net leverage ratio post-acquisition, our Adjusted EPS post-acquisition, our ability to maintain OWYN personnel and effectively integrate OWYN, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	August 31, 2024	August 26, 2023
Assets
Current assets:
Cash	$132,530	$87,715
Accounts receivable, net	150,721	145,078
Inventories	142,107	116,591
Prepaid expenses	5,730	6,294
Other current assets	9,192	15,974
Total current assets	440,280	371,652

Long-term assets:
Property and equipment, net	24,830	24,861
Intangible assets, net	1,336,466	1,108,119
Goodwill	591,687	543,134
Other long-term assets	42,881	49,318
Total assets	$2,436,144	$2,097,084

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$58,559	$52,712
Accrued interest	265	1,940
Accrued expenses and other current liabilities	49,791	35,062
Current maturities of long-term debt	—	143
Total current liabilities	108,615	89,857

Long-term liabilities:
Long-term debt, less current maturities	397,485	281,649
Deferred income taxes	166,012	116,133
Other long-term liabilities	36,546	38,346
Total liabilities	708,658	525,985
See commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 102,515,315 and 101,929,868 issued at August 31, 2024 and August 26, 2023, respectively	1,025	1,019
Treasury stock, 2,365,100 shares and 2,365,100 shares at cost at August 31, 2024 and August 26, 2023, respectively	(78,451)	(78,451)
Additional paid-in-capital	1,319,686	1,303,168
Retained earnings	487,265	347,956
Accumulated other comprehensive loss	(2,039)	(2,593)
Total stockholders’ equity	1,727,486	1,571,099
Total liabilities and stockholders’ equity	$2,436,144	$2,097,084

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Net sales	$375,687	$320,418	$1,331,321	$1,242,672
Cost of goods sold	229,735	199,968	819,755	789,252
Gross profit	145,952	120,450	511,566	453,420

Operating expenses:
Selling and marketing	40,832	30,839	143,929	119,489
General and administrative	41,273	29,481	129,699	111,566
Depreciation and amortization	4,206	4,381	16,917	17,416
Business transaction costs	11,821	—	14,524	—
Total operating expenses	98,132	64,701	305,069	248,471

Income from operations	47,820	55,749	206,497	204,949

Other income (expense):
Interest income	1,412	484	4,307	1,144
Interest expense	(9,371)	(6,867)	(26,029)	(30,068)
Gain (loss) on foreign currency transactions	76	(418)	267	(344)
Other income (expense)	900	1	1,008	11
Total other income (expense)	(6,983)	(6,800)	(20,447)	(29,257)

Income before income taxes	40,837	48,949	186,050	175,692
Income tax expense	11,546	12,307	46,741	42,117
Net income	$29,291	$36,642	$139,309	$133,575

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	202	(211)	554	(642)
Comprehensive income	$29,493	$36,431	$139,863	$132,933

Earnings per share:
Basic	$0.29	$0.37	$1.39	$1.34
Diluted	$0.29	$0.36	$1.38	$1.32
Weighted average shares outstanding:
Basic	100,144,460	99,556,078	99,929,196	99,442,046
Diluted	101,355,223	100,943,710	101,281,888	100,880,079

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	53-Weeks Ended	52-Weeks Ended
	August 31, 2024	August 26, 2023
Operating activities
Net income	$139,309	$133,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,993	20,253
Amortization of deferred financing costs and debt discount	2,037	2,763
Stock compensation expense	18,421	14,480
Estimated credit (recoveries) losses	(150)	315
Unrealized (gain) loss on foreign currency transactions	(267)	344
Deferred income taxes	8,366	10,590
Amortization of operating lease right-of-use asset	6,991	6,729
Other	988	567
Changes in operating assets and liabilities:
Accounts receivable, net	9,129	(13,374)
Inventories	13,726	8,169
Prepaid expenses	1,164	(1,306)
Other current assets	4,957	6,837
Accounts payable	(15,450)	(9,510)
Accrued interest	(1,675)	1,780
Accrued expenses and other current liabilities	12,730	(5,223)
Other assets and liabilities	(5,565)	(5,872)
Net cash provided by operating activities	215,704	171,117
Investing activities
Purchases of property and equipment	(5,743)	(11,585)
Acquisition of business, net of cash acquired	(280,409)	—
Investments in intangible assets and other assets	(730)	(603)
Net cash used in investing activities	(286,882)	(12,188)
Financing activities
Proceeds from option exercises	4,293	5,247
Tax payments related to issuance of restricted stock units	(5,048)	(2,859)
Repurchase of common stock	—	(16,448)
Payments on finance lease obligations	(145)	(278)
Principal payments of long-term debt	(135,000)	(121,500)
Proceeds from issuance of long-term debt	250,000	—
Cash received on repayment of note receivable	3,000	—
Deferred financing costs	(1,199)	(2,694)
Net cash provided by (used in) financing activities	115,901	(138,532)
Net increase (decrease) in cash	44,723	20,397
Effect of exchange rate on cash	92	(176)
Cash at beginning of period	87,715	67,494
Cash at end of period	$132,530	$87,715

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs, business transaction costs, inventory step-up, integration costs, term loan transaction fees, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the fourteen and fifty-three weeks ended August 31, 2024 and thirteen and fifty-two weeks ended August 26, 2023:

(In thousands)	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Net income	$29,291	$36,642	$139,309	$133,575
Interest income	(1,412)	(484)	(4,307)	(1,144)
Interest expense	9,371	6,867	26,029	30,068
Income tax expense	11,546	12,307	46,741	42,117
Depreciation and amortization	5,122	5,209	20,993	20,253
EBITDA	53,918	60,541	228,765	224,869
Stock-based compensation expense	5,212	4,024	18,421	14,480
Executive transition costs	3,150	2,232	3,871	3,390
Business transaction costs	11,821	—	14,524	—
Inventory step-up	3,226	—	3,226	—
Integration of OWYN	588	—	588	—
Term loan transaction fees	—	—	—	2,423
Other (1)	(464)	457	(265)	393
Adjusted EBITDA	$77,451	$67,254	$269,130	$245,555
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, stock-based compensation expense, executive transition costs, business transaction costs, inventory step-up, integration costs, term loan transaction fees, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the fourteen and fifty-three weeks ended August 31, 2024 and the fifty-two weeks ended August 26, 2023:

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Diluted earnings per share	$0.29	$0.36	$1.38	$1.32

Depreciation and amortization	0.05	0.05	0.21	0.20
Stock-based compensation expense	0.05	0.04	0.18	0.14
Executive transition costs	0.03	0.02	0.04	0.03
Business transaction costs	0.12	—	0.14	—
Inventory step-up	0.03	—	0.03	—
Integration of OWYN	0.01	—	0.01	—
Term loan transaction fees	—	—	—	0.02
Tax effects of adjustments (2)	(0.07)	(0.03)	(0.15)	(0.09)
Rounding (5)	(0.01)	0.01	(0.01)	0.01
Adjusted diluted earnings per share	$0.50	$0.45	$1.83	$1.63
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the fourteen and fifty-three weeks ended August 31, 2024, as well as the thirteen and fifty-two weeks ended August 26, 2023.

(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 31, 2024:

(In thousands)	August 31, 2024
Net Debt:
Total debt outstanding under the Credit Agreement	$400,000
Less: cash and cash equivalents	(132,530)
Net Debt as of August 31, 2024	$267,470

Adjusted EBITDA	$269,130

Net Debt to Adjusted EBITDA	1.0	x